Exhibit 10.6

EMPLOYMENT AGREEMENT dated as of November 9, 2000, between YUASA, INC., a Pennsylvania corporation (the “Company”), and RICHARD W. ZUIDEMA (the “Executive”).

WHEREAS, the Company desires to employ the Executive and to assure itself of the continued services of the Executive for the term of employment provided for in this Agreement, and the Executive desires to be employed by the Company for such period;

WHEREAS, both parties desire that the terms and conditions of the Executive’s employment with the Company be governed by this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.                                       EFFECTIVENESS OF AGREEMENT

1.1.  General.  This Agreement shall become effective as of November 9, 2000 (the “Effective Time”).

2.                                       EMPLOYMENT AND DUTIES

2.1.         General.  The Company hereby employs the Executive, and the Executive agrees to serve, as its Executive Vice President and Chief Administrative Officer, upon the terms and conditions herein contained.  The Executive shall perform such other duties and services for the Company and its subsidiaries, commensurate with the Executive’s position, as may be designated from time to time by the Board.  The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board and the Company’s Chief Executive Officer.

2.2.         Exclusive Services.  Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full working time throughout the Employment Term (as defined below) to the services required of him hereunder, provided, however, that this Section 2.2 shall not preclude the Executive from devoting time to civic and community activities or the management of personal investments so long as such activities do not interfere with the performance of his duties hereunder.  The Executive shall render his services exclusively to the Company during the Employment Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

2.3.         Term of Employment.  The term of the Executive’s employment under this Agreement (the “Employment Term”) shall commence at the Effective Time and initially shall continue until the second anniversary of the Effective Time.  Starting with the day following the Effective Time, the Employment Term shall be extended on a daily basis to continue until the second anniversary of the date of such extension, provided, however, that (i) the Company or the Executive may give the other notice that it does not wish to extend the Term beyond two years from the date of such notice, and (ii) unless the Company shall specify in writing to the contrary, the Term shall not extend past the Executive’s sixty-fifth birthday, and provided, further, that nothing in this Section 2.3 shall limit the right of the Company to terminate the Executive’s employment hereunder on the terms and conditions set forth in Section 5.

2.4.          Reimbursement of Expenses.  The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with customary practice.

3.                                       SALARY AND BONUS; BENEFITS.

3.1.          Base Salary.  From the Effective Time, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of $225,000 per annum, payable in arrears in equal installments in accordance with the Company’s payroll practices.

3.2.          Salary Adjustments.  The Executive’s Base Salary shall be annually reviewed by the Compensation Committee of the Company’s Board of Directors (the “Committee”) for upward adjustment based on, among other factors, the performance of the Company and the Executive. Any adjustments in Base Salary effected as a result of such review shall be made by the Committee in its sole discretion.

3.3.          Bonus.  After the Effective Time, the Board shall adopt an annual bonus plan (“Bonus Plan”) upon which the annual bonus of the Executive shall be determined.  Under the Bonus Plan, the Executive shall be eligible to receive an annual bonus (“Annual Bonus”) of up to 60% of the Base Salary, based on the satisfaction of financial and other performance targets to be established by the Board and the Committee, prior to the commencement of each fiscal year with reference to the financial projections used to solicit the investment of Morgan Stanley Dean Witter Capital Partners IV, L.P (the “Investor”) in the Company.  The first Annual Bonus shall be paid in respect of the fiscal year of the Company ending March 31, 2001 (“Fiscal 2001”) and shall consist of two components: (i) a component based on performance through the Effective Time (based on an aggregate accrual for all executives of the Company for performance through the Effective Time currently estimated to be $1.5 million, but the definitive amount of which will be determined by the Board following the Effective Time); and (ii) a component based on performance from the Effective Time through the end of Fiscal 2001.

4.                                       BENEFITS

4.1.                               Employee Benefits.  The Executive shall, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance, or paid holidays) that shall be established by the Company for, or made available to, its senior executives generally.  Such benefits shall be comparable in the aggregate to benefits provided to executive employees of Yuasa, Inc. immediately prior to the Effective Time.

4.2.                               Vacation.  The Executive shall be entitled to four weeks of vacation per year in accordance with the Company’s vacation policies.

5.                                       TERMINATION OF EMPLOYMENT

5.1.                               Termination Without Cause; Resignation for Good Reason.

5.1.1.                      General.  Subject to the provisions of Sections 5.1.2 and 5.1.3, if, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company without Cause (as defined below), or if the Executive terminates his employment hereunder for Good Reason (as defined below), the Company shall, subject to the Executive’s execution of a general release of claims against the Company and its affiliates substantially in the form annexed hereto as Appendix A:

(a)                                  For a period (the “Severance Period”) equal to two years from the date of termination (provided, however, that (i) if the Executive has previously given the Company notice pursuant to Section 2.3 of his intention not to renew the Employment Term, or (ii) less than two years remain until the Executive’s 65th birthday, the Severance Period shall be the period from the date of termination until the end of the Employment Term as in effect immediately prior to the Executive’s termination or the date of the Executive’s 65th birthday, as the case may be), the Company shall continue to pay the Executive the Base Salary (at the rate in effect on the date of such termination), at such intervals as the same would have been paid had the Executive remained in the active service of the Company;

(b)                                 For the fiscal year in which such termination occurs (the “TerminationYear”) and for each whole fiscal year following the Termination Year included in the Severance Period, the Company shall pay the Executive an amount equal to the average of the Annual Bonus paid to the Executive for the two fiscal years preceding the Termination Year (including, if applicable, annual bonus earned prior to the Effective Time), which amount shall be payable at the time annual bonuses are paid to the Company’s executives generally;

(c)                                  For the partial fiscal year, if any, immediately preceding the end of the Severance Period, the Company shall pay the Executive a Pro Rata Portion (as defined in Section 5.6), through and including the last day of the Severance Period, of the amount provided for in paragraph (b) above for whole fiscal years included in the Severance Period. Such Pro Rata Portion shall be payable at the time annual bonuses are paid to the Company’s executives generally but in any event no later than 75 days following the end of the fiscal year in which the Severance Period ends;

(d)                                 During the Severance Period, the Executive and his beneficiaries shall remain eligible to participate, on the same terms and conditions as apply from time to time to the Company’s senior executives generally, in all employee welfare benefit plans or programs (including health, disability and life insurance programs, but excluding any vacation and severance programs), provided, however, that such eligibility shall cease at such time as the Executive becomes eligible to participate in comparable programs of a subsequent employer, and provided, further, that the Company shall have no obligation to continue to maintain during the Severance Period any plan or program, solely as a result of the provisions of this Agreement.  If the Executive is precluded from participating in any such plan or program by its terms or applicable law, the Company shall provide the Executive with benefits that are reasonably equivalent to those that the Executive would have received under such plan or program had he been eligible to participate therein.

The Executive shall have no further right to receive any other compensation or benefits after his termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company, including without limitation the Yuasa Holdings Inc. Management Equity Plan (the “MEP”).

5.1.2.                     Conditions Applicable to the Severance Period.  If, during the Severance Period, the Executive breaches any of his obligations under Section 7, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments described in Section 5.1.1.

5.1.3.                     Death During Severance Period.  In the event of the Executive’s death during the Severance Period, payments of Base Salary under Section 5.1.1 shall continue to be made during the remainder of the Severance Period, and any amounts under clauses (b) and (c) of Section 5.1.1 shall be paid on the terms set forth therein, to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

5.1.4.                     Date of Termination.  The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive.  The date of resignation for Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company; provided, however, that no such written notice shall be effective unless and until the cure period specified in Section 5.4 has expired without the Company having corrected, in all material respects, the event or events subject to cure.  If no date of resignation is specified in the written notice from the Executive to the Company, the date of termination shall be the first day following the expiration of such cure period.

5.2.                              Termination for Cause; Resignation Without Good Reason.

5.2.1.                     General.  If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Cause, or the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of termination or resignation.  The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment except as determined in accordance with the terms of the employee benefit plans or programs of the Company, including without limitation the MEP.  In particular, and without limiting the generality of the preceding sentence, the Executive shall not have any right to any portion of an Annual Bonus for the Termination Year.

5.2.2.                     Date of Termination.  Subject to the proviso to Section 5.3, the date of termination for Cause shall be the date specified in a written notice of termination to the Executive.  The date of the Executive’s resignation without Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, ten business days after receipt by the Company of written notice of resignation from the Executive.

5.3.                              Cause.  Termination for “Cause” shall mean termination of the Executive’s employment because of any of the following:

(a)                                  commission of any felony or other crime involving moral turpitude;

(b)                                 knowing and intentional fraud;

(c)                                  any act or omission that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates, unless the Executive believed in good faith that he was acting in the best interests of the Company and its subsidiaries and affiliates; or

(d)                                 willful and continued failure or refusal of the Executive to substantially perform the duties required of him as an employee of the Company, or the Executive’s failure to follow the lawful written instructions of the Board or the Company’s Chief Executive Officer, in any case other than by reason of physical or mental incapacity;

provided, however, that if any such Cause relates to the Executive’s obligations under this Agreement, the Company may not terminate the Executive’s employment hereunder unless the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination within 90 days of such event, and the Executive has not, within 20 days following receipt of such notice, cured such Cause to the reasonable satisfaction of the Company.

5.4.                              Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s prior written consent):

(a)                                any decrease by the Board in the Executive’s rate of Base Salary;

(b)                               a material diminution of the authority, responsibilities or positions of the Executive from those set forth in Section 2.1;

(c)                                the Company’s requiring the Executive to be based at any office or location more than 50 miles from the Reading, Pennsylvania area; or

(d)                               the Company’s giving notice to the Executive pursuant to Section 2.3 of its intention to discontinue the automatic extension of the Employment Term;

provided, however, that none of the foregoing events or conditions shall constitute Good Reason unless (i) the Executive gives the Company written notice of his objection to such event or condition within 90 days of the occurrence of such event or condition, (ii) the Company does not correct or cure such event or condition within 20 days of its receipt of such notice, and (iii) the Executive resigns his employment with the Company not more than 30 days following the expiration of the 20-day period described in the foregoing clause (ii).

5.5.                              Mitigation and Offset.  The Executive shall not be required to mitigate the amount of any payment provided for in Section 5.1 by seeking other employment, but the amount of any payment provided for in Section 5.1 (other than any amount that had accrued through the Executive’s date of termination) shall be reduced (but not below zero) by (i) any compensation earned (including any amounts deferred) and (ii) any appreciation realized or accrued on equity or equity-linked securities by the Executive, in both such cases as a result of providing services (whether as an employee, consultant, advisor, independent contractor, founder, partner, shareholder, option holder, warrant holder, or board member or in any other capacity) to any party or entity during the Severance Period.  The Executive shall promptly notify the Company in writing of any such arrangement during the Severance Period and will cooperate fully with the Company in determining the amount of any reduction to amounts otherwise payable under Section 5.1.

5.6                                 Pro Rata Amounts.  Whenever this Agreement calls for payment of a “Pro Rata Portion” of a referenced amount, such pro rata amount shall be calculated on the basis of (I) the number of days in the partial fiscal year up to and including the day as of which the amount is to be calculated, divided by (II) 365.

5.7                                 Stock Options.  For purposes of this Section 5.7, capitalized terms used without definition shall have the meanings provided therefore in the MEP.  Notwithstanding any provision to the contrary in the MEP, the references in Section 8(a)(iv)(A) and Section 8(a)(iv)(B) of the MEP to the 60th day following the date of the Executive’s termination of employment, and to the 60th day following the date on which Yuasa Holdings Inc. notifies the Executive that certain conditions to the exercise of Vested Options have been satisfied, are in each case amended and shall be understood as references to the first anniversary of the Executive’s termination of employment and first anniversary of the date such notification is given to the Executive, respectively.

6.                                       DEATH OR DISABILITY

6.1.                              Death.  In the event of termination of employment by reason of death, the Executive (or his estate, as applicable) shall be entitled (i) to Base Salary through the date of termination and for one year thereafter and (ii) a Pro Rata Portion (through and including the date of death) of the Annual Bonus to which the Executive would have been entitled for the Termination Year pursuant to Section 3.3 had the Executive remained employed for the entire year, which bonus shall be payable at the time annual bonuses are paid to the Company’s executives generally.  Other benefits shall be determined in accordance with the terms of the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder.

6.2.                              Disability.  In the event of termination of employment by reason of Disability, the Executive shall be entitled (i) to Base Salary through the date as of which the Executive starts to receive benefits under the long-term disability program of the Company or its subsidiaries and affiliates applicable to him (but in no event beyond the end of the Employment Term as in effect immediately prior to termination of the Executive’s employment) and (ii) a Pro Rata Portion (through and including the date of Disability) of the Annual Bonus to which the Executive would have been entitled for the Termination Year pursuant to Section 3.3 had the Executive remained employed for the entire year, which bonus shall be payable at the time annual bonuses are paid to the Company’s executives generally.  Other benefits shall be determined in accordance with the terms of the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder.

6.3.                              For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive, as determined by a physician of recognized standing selected by the Company, that prevents (or, in the opinion of such physician, is reasonably expected to prevent) the normal performance of his duties as an employee of the Company for any continuous period of 180 days, or for 180 days during any one 12-month period.

7.                                       PROTECTION OF THE COMPANY’S INTERESTS

7.1.                              Confidentiality.  The Executive agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity or other organization (other than the Company, or its employees, officers, directors, shareholders or agents) or use for his own benefit any information deemed to be confidential by the Company or any of its subsidiaries or affiliates (such subsidiaries and affiliates, collectively “Affiliates”) (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing, operating or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Effective Time developed, devised, or otherwise created in whole or in part by the efforts of the Executive) to the Executive by reason of his employment by, shareholdings in or other association with the Company or any of its Affiliates.  The Executive further agrees that he will retain all copies and extracts of any written Confidential Information acquired or developed by him during any such employment, shareholding or association in trust for the sole benefit of the Company, its Affiliates and their successors and assigns.  The Executive further agrees that he will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, he will promptly return) any written Confidential Information or any copies or extracts thereof.  Upon the request and at the expense of the Company, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 7.1.  The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Executive.  The Executive’s agreements set forth in this Section 7.1 regarding Confidential Information are independent of, and in addition to, his agreements set forth in the rest of the Section 7 and shall not be construed either to enlarge or to contract the scope of such other agreements.

7.2.                              Covenant Not to Compete; Nonsolicitation.

The covenants of this Section 7.2 shall apply for so long as the Executive is employed by the Company or any of its Subsidiaries and continuing for a period (the “Restricted Period”) equal to two years following the termination of such employment for any reason, provided, however, that the Restricted Period shall be extended by a period of time equal to any period during which the Executive shall be in breach of any of such covenants, and provided, further, that in the event the Executive’s employment with the Company is terminated by the Company under circumstances in which the Executive is not entitled to any severance benefits, the Board may in its discretion elect to waive the covenants of this Section 7.2 in whole or in part, but only if such waiver is authorized by a written resolution approved by the Board and supported by at least one of the Investor’s representatives on the Board.

7.2.1.                     Competing Business.  The Executive agrees with the Company that, for so long as the Executive is employed by the Company or any of its Subsidiaries and continuing for the Restricted Period, he will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, become involved in a Competing Business (as hereinafter defined) in any geographic area in which the Company or any of its Affiliates has engaged during such period in a Competing Business, or in which the Executive has knowledge of the Company’s plans to engage in a Competing Business (including, without limitation, any area in which any customer of the Company or any of its Affiliates may be located).  This

Section 7.2.1 shall not be violated, however, by the Executive’s investment of up to $100,000 in the aggregate in one or several publicly-traded companies that engage in a Competing Business.

7.2.2.                     Solicitations.  As a separate and independent covenant, the Executive agrees with the Company that, for so long as the Executive is employed by the Company or any of its Subsidiaries and continuing for the Restricted Period, he will not in any way, directly or indirectly (except in the course of his employment with the Company and its Subsidiaries), for the purpose of conducting or engaging in any Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of the Company or any of its Affiliates, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage or affairs of the Company or any of its Affiliates, or hire or attempt to hire any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Company or any of its Affiliates, or solicit, induce, or attempt to solicit or induce any person who is an employee, officer, representative or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or violate the terms of their contracts, or any employment arrangements, with it.

7.2.3.                     Competing Business.  For purposes of this Section 7.2, a “Competing Business” means a business or enterprise (other than the Company and its direct or indirect subsidiaries) that is engaged in any or all of the manufacture, importing, development, distribution, marketing or sale of:

(a)                                 motive power batteries and chargers (including without limitation batteries and chargers for industrial forklift trucks and other materials handling equipment); and/or

(b)                                stationary batteries and chargers (including without limitation standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems); and/or

(c)                                 any other product the Company now makes or is presently researching or developing, such as lithium batteries.

“Competing Business” also includes the design, engineering, installation or service of stationary and DC power systems, and any consulting and/or turnkey services relating thereto.

7.3.                              Exclusive Property.  The Executive confirms that all confidential information is and shall remain the exclusive property of the Company and its Affiliates.  All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company and its Affiliates.

7.4.                              Certain Remedies.  Without intending to limit the remedies available to the Company and its Affiliates, the Executive agrees that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company and its Affiliates shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7.  Such injunctive relief in any court shall be available to the Company and its Affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding.

8.                                       CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

8.1.                              Gross-Up Payment.  In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax being referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

8.2.                              Gross-Up Payment Calculation.  Subject to the provisions of Section 8.3, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent certified public accountants (the “Accounting Firm”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 8.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

8.3.                              Claim by the IRS.  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprize the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)                                    give the Company any information reasonably requested by the Company relating to such claim;

(ii)                                 take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)                              cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)                             permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 8.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

8.4.                              Entitlement to Refund.  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

9.                                       ARBITRATION

Subject to Section 7.4, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York City before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Company and the Executive, or, if the Company and the Executive cannot agree on the selection of the arbitrator, shall be selected by the American Arbitration Association.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement.  Each party shall bear its own costs, including legal fees and out-of-pocket expenses, incurred in connection with any arbitration, and the party that prevails shall bear all expenses of the arbitrator.

10.                                 MISCELLANEOUS

10.1.                        Communications.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or on the fifth business day after mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the party at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)                                 if to the Company:

Yuasa, Inc.

P.O. Box 14145

2366 Bernville Road

Reading, PA 19612-4145

Attention: Chief Executive Officer

with copies to:

Morgan Stanley Dean Witter Capital Partners

1221 Avenue of the Americas

New York, NY 10020

Attention: Howard I. Hoffen and Eric T. Fry

Shearman & Sterling

599 Lexington Avenue

New York, NY 10022

Attention: George Spera, Esq.

(b)                                if to the Executive: at the address for the Executive indicated on the signature page hereof.

10.2.                        Waiver of Breach; Severability.  (a)  The waiver by the Executive or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by either party.

(b)  The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein.  It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof.  Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

10.3.                        Assignment; Successors.  No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Executive.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

10.4.                        Entire Agreement.  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive relating to the Executive’s employment or the consequences of a termination of such employment.  This Agreement may be amended at any time by mutual written agreement of the parties hereto.

10.5.                        Other Severance Benefits.  The Executive hereby agrees that in consideration for the payments to be received under this Agreement, the Executive waives any and all rights to any payments or benefits under any severance plans, programs, contracts or arrangements of the Company or any of its Affiliates.

10.6.                        Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.

10.7.                        Governing Law.  This Agreement shall be governed by, and construed with, the law of the State of New York.

10.8.                        Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.

10.9.                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

YUASA, INC.

By:	/s/ John D. Craig
Name:
Title:	C.E.O.

/s/ Richard W. Zuidema
RICHARD W. ZUIDEMA
Address:	PO Box 13515
Reading, PA 19612

YUASA HOLDINGS INC. (as to Section 5.7)

By:	/s/ John D. Craig
Name:
Title:	C.E.O.

APPENDIX A

Form of General Release

APPENDIX A

FORM OF GENERAL RELEASE

Reference is made to the Employment Agreement dated as of November 9, 2000 (the “Employment Agreement”), between YUASA, INC., a Pennsylvania corporation (the “Company”) and [          ] (the “Executive”).  Capitalized terms used herein without definition shall have the meanings assigned to them in the Employment Agreement, a copy of which is attached hereto.

SECTION 1.   Mutual Release.

(a)                                  General Waiver and Release.  In consideration of their respective obligations under the Employment Agreement in connection with and following the Executive’s termination of employment with the Company and its affiliates, and subject to the limitations set forth in Section 2 hereof, the Company, on the one hand, does hereby release and forever discharge the Executive, and the Executive, on the other hand, does hereby release and forever discharge the Company, its present, former and future shareholders, affiliates, direct and indirect parents, subsidiaries, successors, directors, officers, employees, agents, attorneys, heirs and assigns (the “Company Parties” and, together with the Executive, the “Released Parties”), from any and all claims, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, damages, liabilities, attorneys’ fees, covenants, contracts, and agreements that the Executive may have against the Company Parties or the Company Parties may have against the Executive, or in the future may possess based on events occurring during the term of the Executive’s employment with the Company arising out of (i) the Executive’s employment relationship with or service as an employee or officer of the Company and its affiliates or the termination of such relationship or service or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date the Executive signs this Release, with respect to each other, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal or state or local law or any foreign jurisdiction, whether such claim arises under statute, common law or in equity, and whether or not any of the Released Parties are presently aware of the existence of such claim, damage, action or cause of action, suit or demand (collectively, including claims, actions and causes of action set forth in Section 1(b) below, the “Claims”).  The Executive and the Company Parties also do forever release, discharge and waive any right the Executive or the Company Parties may have to recover in any proceeding brought by any federal, state or local agency against the Company Parties and the Executive, respectively, to enforce any laws.  Each of the parties hereto agrees that the value received or to be received in the future as described in the Employment Agreement shall be in full satisfaction of any and all claims, actions or causes of action for payment or other benefits of any kind that the Executive may have against the Company Parties and that the Company Parties may have against the Executive.

(b)                                 ADEA Release.  In further recognition of the above, the Executive hereby releases and forever discharges each of the Company Parties from any and all claims, actions and causes of action that he may have as of the date he signs and delivers to the Company this Release arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).

SECTION 2.   Limitations.

(a)                                  No Impact on Obligations Under The Employment Agreement or the Shareholder Agreement.  The releases contained herein do not, are not intended to and shall not be interpreted to serve as a release or waiver by the Executive or the Company Parties with respect to their respective rights and obligations set forth in the Employment Agreement or the Shareholder Agreement.  In particular, and without limiting the generality of the preceding sentence, the Executive does not waive or release any claim he might now or in the future have to be paid or receive the payments and benefits provided for in Section 5.1 or Section 8 of the Employment Agreement, and the Company Parties do not waive or release any claim they might now or in the future have under Section 5.5 or Section 7 of the Employment Agreement or under the Shareholder Agreement.

(b)                                 No Impact on Indemnification Rights.  The releases contained herein do not, are not intended to and shall not be interpreted to serve as a release or waiver by the Executive with respect to any indemnification rights he may have and such indemnification rights shall not be effected, modified or extinguished by the Executive’s execution of this Release.

SECTION 3.   No Pending Litigation.

The Executive represents and agrees that he has not filed, and will not file, any action, complaint, charge, grievance or arbitration against any Company Party, except that such agreement shall not apply to any claim based on any matter which, pursuant to Section 2, is excluded from the scope of this Release.  The Company hereby represents and agrees that no Company Party has filed, and no Company Party will file, any action, complaint, charge, grievance or arbitration against the Executive except that such agreement shall not apply to any claim based on any matter which, pursuant to Section 2, is excluded from the scope of this Release.

SECTION 4.   Acknowledgment.

The Executive acknowledges and confirms that (i) he has been advised in writing by the Company in connection with his resignation to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to him the terms of the Release, including, without limitation, the terms relating to his release of Claims arising under ADEA; (ii) he has read this Release carefully and completely and understands each of the terms hereof; and (iii) he was given not less than twenty-one (21) days to consider the terms of the Release and to consult with an attorney of his choosing with respect thereto, and that for a period of seven (7) days following his signing of this Agreement, he shall have the option to revoke this Agreement in accordance with the terms set forth in Section 6 below.

SECTION 5.   Successors.

The rights and obligations under this Agreement shall inure to any and all successors of the Company.

SECTION 6.   Revocation.

The Executive have the right to revoke this Release during the seven-day period commencing immediately following the date he signs and delivers this Agreement to the Company (the “Revocation Period”).  The period shall expire at 5:00 p.m., Eastern [Standard] Time, on the last day of the seven-day period; provided, however, that if such seventh day is not a business day, the period shall extend to 5:00 p.m. on the next succeeding business day.  In the event of any such revocation by the Executive, the obligations of the Company under this Release shall terminate and be of no further force and effect as of the date of such revocation.  No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by a representative of the Company prior to the expiration of the Revocation Period.

SECTION 7.   Counterparts.

This Release may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

YUASA, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

[EXECUTIVE]
Address:

Dated:

EnerSys Inc.
PO Box 14145 2366 BernvilleRd
Reading, PA 19605
610-208-1991 email: www.enersysinc.com www.enersysinc.com

June 27, 2002

Richard W. Zuidema

1932 Wickford Place

Wyomissing PA 19610

Dear Richard:

With reference to your employment agreement (the “Employment Agreement”) with EnerSys, Inc. (the “Company”), dated November 9, 2000, pursuant to which you are currently employed as Executive Vice President Administration of the Company, we confirm that effective as of March 22, 2002, your salary provided for in Section 3 of the Employment Agreement has been increased to $325,000.

Except as expressly set forth in the letter, the Employment Agreement shall remain in full force and effect.

ENERSYS INC.

	By:	/s/ John D. Craig
John D. Craig
Chairman, President & Chief Executive Officer

Accepted and Agreed:

/s/ Richard W. Zuidema
Richard W. Zuidema

Date: